EXHIBIT 12

                         ORYX ENERGY COMPANY
            COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS
         TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND
        PREFERRED STOCK DIVIDEND REQUIREMENTS - UNAUDITED (a)
                        (Millions of Dollars)
                                                  Three Months
                                                 Ended March 31
                                                      1998
RATIO OF EARNINGS TO FIXED CHARGES:
Fixed Charges:
 Consolidated interest cost and debt expense          $ 27
 Interest allocable to rental expense (b)                1
                                                      ----
   Total                                              $ 28
                                                      ====
Earnings:
 Consolidated income before benefit from
   income taxes                                       $  2
 Fixed charges                                          28
 Interest capitalized                                   (5)
 Amortization of previously capitalized
   interest                                              1
                                                      ----
   Total                                              $ 26
                                                      ====
Ratio of Earnings to Fixed Charges (c)                 .93
                                                      ====
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
  STOCK DIVIDEND REQUIREMENTS:
Fixed Charges:
 Consolidated interest cost and debt expense          $ 27
 Preferred stock dividend requirements                   -
 Interest allocable to rental expense (b)                1
                                                      ----
   Total                                              $ 28
                                                      ====
Earnings:
 Consolidated income before benefit from
   income taxes                                       $  2
 Fixed charges                                          28
 Interest capitalized                                   (5)
 Amortization of previously capitalized interest         1
                                                      ----
   Total                                              $ 26
                                                      ====
Ratio of Earnings to Fixed Charges and Preferred
  Stock Dividends (c)                                  .93
                                                      ====

(a) The consolidated financial statements of Oryx Energy Company include the accounts of all subsidiaries (more than 50 percent owned and/or controlled).

(b) Represents one-third of total operating lease rental expense which is that portion deemed to be interest.

(c) Earnings for the three months ended March 31 were inadequate to cover fixed charges or fixed charges and preferred stock dividend requirements by $ 2 million.